Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Inotek Pharmaceuticals Corporation on Form S-3 (No. 333-210585) and Forms S-8 (Nos. 333-204501 and 333-212308) of our report dated August 30, 2017 (except for footnote 9 which date of October 11, 2017) on our audits of the financial statements of Rocket Pharmaceuticals, Ltd. as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period July 14, 2015 (inception) to December 31, 2016, which report is incorporated by reference into this Form 8-K from Inotek Pharmaceuticals Corporation’s Definitive Proxy Statement filed with the Securities and Exchange Commission on December 4, 2017.

/s/ EISNERAMPER LLP

New York, New York

January 4, 2018